Exhibit 2.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Beginning on February 20, 2025, Heidmar Maritime Holdings Corp. (the “Corporation,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share.

DESCRIPTION OF COMMON STOCK

The following description is a summary of the material provisions of our common stock, including the rights, preferences and restrictions attaching to our common stock. Because the following is a summary, it does not contain all information that an investor may find useful. For more complete information, please read our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.3 is a part.

Authorized Capital Stock

Under our Amended and Restated Articles of Incorporation, our authorized capital stock consists of 450,000,000 common shares, par value $0.001 per share, and 50,000,000 preferred shares, par value $0.001 per share.

Common Shares

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our Board out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future. Our common stock is not subject to any sinking fund provisions and no holder of any shares will be required to make additional contributions of capital with respect to our shares in the future. There are no provisions in the Articles or Bylaws discriminating against a stockholder because of his or her ownership of a particular number of shares.

Preferred Shares

Our Amended and Restated Articles of Incorporation authorize our board of directors to issue all or any of the preferred shares in one or more classes or series with such voting powers, designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such class or series of preferred shares.

Limitations

We are not aware of any limitations on the rights to own our common stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our common stock, imposed by foreign law or by the Articles or Bylaws.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Equiniti Trust Company.

Listing

Our common shares are currently listed on the Nasdaq Capital Market under the symbol “HMR.”

Consent Rights

Under the Amended and Restated Articles of Incorporation, until the first date on which each of Maistros Shipinvest Corp. and Rhea Marine Ltd. (the “Reference Shareholders”) beneficially own less than 15% of the total common shares, the consent of both Reference Shareholders will be required before the Corporation or its subsidiaries can take any of the following actions:

•
the entry by the Corporation or any of its subsidiaries into any Discriminatory Transaction;
•
conducting or engaging in any business in any material respect other than the business in which the Corporation and its subsidiaries are engaged as of the date of Closing and any business reasonably related or ancillary thereto;
•
increasing or decreasing the total number of directors constituting our Board;
•
merging or consolidating the Corporation or any subsidiary, or a redomiciliation, domestication or conversion of the Corporation or any of its subsidiaries;
•
incurring any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of (i) money borrowed, (ii) receivables financing, (iii) liabilities under or in respect of any acceptance or acceptance credit or (iv) any bonds, notes, debentures, loan capital, certificates of deposit, loan stock or other like instruments or securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash, in each case in excess of $300,000, or any amendment, waiver or refinancing thereof;
•
issuing any voting equity securities to any person (except for equity securities of a subsidiary of the Corporation to the Corporation or to another direct or indirect wholly owned subsidiary of the Corporation), including securities that rank senior to any existing equity securities, including without limitation, in respect of dividend distributions and/or distributions upon the liquidation, winding up or dissolution of the Corporation or any subsidiary of the Corporation or any other circumstances, other than equity securities issued pursuant to an equity incentive plan of the Corporation;
•
unless otherwise approved pursuant to Article V of the Articles (or any transaction described in Article V(a)-(c)), the entry by the Corporation or any subsidiary of the Corporation into any “related party transaction” as such term is used in Item 7.B. of Form 20-F;
•
any transaction (including any merger or consolidation) the consummation of which would result in any other person (or, in the case of a merger or consolidation, the shareholders of such other person) becoming, directly or indirectly, the beneficial owner of more than 49% of the voting stock or equity securities (other than debt securities) of the Corporation (measured in the case of voting stock by voting power rather than number of shares);
•
amending the Articles, Bylaws or other applicable organizational documents of the Corporation or any subsidiary of the Corporation (including by way of filing a statement of designation);
•
dissolving, reorganizing, or filing for voluntary bankruptcy of, or the commencement of any similar proceeding with respect to, including the consent to any involuntary bankruptcy of, the Corporation or any of its subsidiaries;
•
amending or approving an equity incentive plan of the Corporation, unless such amendment or approval is authorized by a vote of at least two-thirds of members of the Board;
•
any acquisition, disposition or other transfer (in one transaction or a series of related transactions) of any assets (including any equity securities of any subsidiary of the Corporation), business operations or securities (other than equity securities of the Corporation), with a fair market value of more than $1,000,000, but excluding any disposition by the Corporation to, or acquisition by the Corporation from or of, a wholly owned subsidiary of the Corporation, or any disposition that arises as a matter of law or occurs pursuant to a court order;
•
any repurchase of equity securities of the Corporation or any of its subsidiaries (other than wholly owned subsidiaries) pursuant to a self-tender offer, stock repurchase program, open market transaction or otherwise other than a repurchase of equity securities of the Corporation from employees or former employees subject to the terms and conditions of employee stock plans or a purchase of equity securities of the Corporation from a shareholder pursuant to the Shareholders Agreement;
•
a change of the Corporation’ or any subsidiary’s policies concerning the need for the approval of our Board that is intended or reasonably likely to circumvent any Reference Shareholder’s rights under the Articles or under the Shareholders Agreement or the exercise thereof;
•
the establishment of any committee (including the appointment of the members thereof) or any amendment to the charter of any committee of our Board or to any corporate governance guideline relating to any matter addressed by the Shareholders Agreement that would reasonably be expected to circumvent in any manner any Reference Shareholder’s rights under the Articles or the exercise thereof;
•
entering into, amending or terminating (other than termination by its terms) service contracts whose duration exceeds two years or the cost exceeds $200,000 (whether directly or in potential early termination fees);
•
entering into, amending or terminating (other than termination by its terms) any hedging or derivative instruments or arrangements, including swaps, hedges, interest rates interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, bunker/oil hedges, or other interest rate, currency exchange rate or commodity price hedging instrument or arrangement;
•
issuing any preferred stock of the Corporation; and
•
entering into an agreement for, or committing to agree to take, or consenting to, any of the foregoing actions.

Anti-takeover Effect of Certain Provisions of Our Organizational Documents

Several provisions of our Articles and our Bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest, and (2) the removal of incumbent officers and directors.

Blank Check Preferred Shares

Under the terms of our Articles, our Board has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 shares of blank check preferred stock. Our Board may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles also require shareholders to give advance written notice of nominations for the election of directors. Our Articles further provide that our directors may be removed only for cause and only upon affirmative vote of the holders of at least 70% of our outstanding voting shares. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for a board of directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. The classified provision for our Board could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of our Board from removing a majority of our Board for two years.

Limited Actions by Shareholders

Our Bylaws provide that if a quorum is present, and except as otherwise expressly provided by law, the affirmative vote of a majority of the common shares represented at the meeting shall be the act of the shareholders. Shareholders may act by way of written consent in accordance with the provisions of Section 67 of the Business Corporation Act (“BCA”).

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Articles provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one-year anniversary of the preceding year’s annual meeting. Our Articles also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Republic of the Marshall Islands and “interested shareholders,” we have included these provisions in our Amended and Restated Articles of Incorporation. Specifically, our Amended and Restated Articles of Incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an “interested shareholder.”

The Corporation shall not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which any individual, corporation, partnership, unincorporated association or other entity (“Person”) became an Interested Shareholder, unless:

1.
prior to such time, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder (as defined in the Articles);
2.
upon consummation of the transaction that resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting stock (as defined in the Articles) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not excluding the outstanding Voting stock owned by the Interested Shareholder) those shares owned (i) by Persons who are members of the Board (“Directors”) and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;
3.
at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3 of the outstanding Voting stock that is not owned by the Interested Shareholder; or
4.
the shareholder became an Interested Shareholder in connection with the consummation of the “Merger” (as defined in the Articles) or is an Affiliate (as defined in the articles) of a shareholder that became an Interested Shareholder in connection with the consummation of the Merger.

The restrictions in this section shall not apply if:

1.
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or
2.
The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:
a.
a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

b.
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or
c.
a proposed tender or exchange offer for 50% or more of the outstanding Voting stock of the Corporation.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. As a result, you may have more difficulty protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the General Corporation Law of the State of Delaware relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings

Held at a time and place as designated in the bylaws.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.

May be held within or without the Marshall Islands.

Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.

May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without Delaware.

Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called.

Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Marshall Islands	Delaware
Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, if a consent in writing, is signed by all the shareholders entitled to vote.

Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

The articles of incorporation may provide for cumulative voting in the election of directors.

Unless otherwise provided in the certificate of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation

Any two or more domestic corporations may merge into a single corporation if approved by the board of each corporation and if authorized by a majority vote of the holders of outstanding shares of each corporation at a shareholder meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Unless otherwise stated in the certificate of incorporation, any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Marshall Islands	Delaware
Directors

The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

The board of directors must consist of at least one member.

The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote subject to certain exceptions.

In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares may not be available “if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.”

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•
Alters or abolishes any preferential right of any outstanding shares having preference; or
•
Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration

Marshall Islands	Delaware
•
Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
•
Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).